Exhibit 99.1
Nationstar Mortgage LLC and Nationstar Capital Corporation
Commence Registered Exchange Offer for 10.875% Senior Notes Due 2015
Dallas, TX (August 15, 2011) — Nationstar Mortgage LLC and Nationstar Capital Corporation (together, the “Company”), a leading residential mortgage loan servicer, today announced the commencement of an exchange offer for all of its outstanding 10.875% Senior Notes due 2015 (the “Initial Notes”), which are not registered under the Securities Act of 1933, as amended (the “Act”), for an equal principal amount of their 10.875% Senior Notes due 2015, which have been registered under the Act (the “New Notes”). The exchange offer will commence on August 15, 2011 and expire at 5:00 p.m. New York City time, on September 13, 2011.
The New Notes are substantially identical to the Initial Notes, except that the New Notes have been registered under the Act, and will not bear any legend restricting their transfer.
The Company will accept for exchange any Initial Notes validly tendered and not withdrawn prior to the expiration of the exchange offer at 5:00 p.m. (EDT) on September 13, 2011, unless the exchange offer is extended or terminated.
The terms of the exchange offer and other information relating to the Company are set forth in a prospectus dated August 15, 2011. A written prospectus providing the terms of the exchange offer may be obtained from Wells Fargo Bank, National Association, which is serving as the exchange agent for the exchange offer. Wells Fargo Bank, National Association can be contacted at:
Wells Fargo Bank, National Association
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479
By facsimile: (612)-667-6282
For Information or Confirmation by Telephone: (800) 344-5128
This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The exchange offer is being made only pursuant to the prospectus dated August 15, 2011 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.
About Nationstar Mortgage LLC
Nationstar Mortgage LLC is a leading residential mortgage loan servicer and one of the top five non-bank servicers in the United States as measured by aggregate unpaid principal balance of loans serviced. We service mortgage loans in all 50 states, and we are licensed as a residential mortgage loan servicer and/or a third-party default specialist in all states that require such licensing. In addition to our core servicing business, we currently originate primarily conventional agency and government residential mortgage loans, and we are licensed to originate residential mortgage loans in 49 states.

Forward Looking Statements
This press release includes “forward-looking statements,” which are statements other than statements of historical fact and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in “Risk Factors” contained in our Registration Statement on Form S-4, as filed with the Securities and Exchange Commission. We hereby make reference to all such filings for all purposes. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.
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